NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC (the 'Exchange' or the 'NYSE') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Common Stock (the 'Common Stock') of Fremont General Corporation (the 'Company') and the 9% Trust Originated Preferred Securities (TOPrS) (together with the Common Stock, the 'Securities') of Fremont General Financing I from listing and registration on the Exchange at the opening of business on May 23, 2008, pursuant to the provisions of Rule 12d2-2 (b), because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the Exchange. The Company has fallen below the Exchange's continued listing standard regarding average closing price of less than $1.00 over a consecutive 30 trading day period. NYSE Regulation also considered the 'abnormally low' price of the Company's Common Stock, which closed at $0.45 on April 11, 2008 with a resultant common market capitalization of $35.8 million. Furthermore, based on a review of all the circumstances surrounding the Company, NYSE Regulation has determined that the Company's securities are no longer suitable for listing on the NYSE. NYSE Regulation considered all the pertinent facts in arriving at this determination and the disclosures made in recent Company press releases on February 28, March 18, March 28, and April 14 2008, including the following: The Federal Deposit Insurance Corporation ('FDIC') and the California Department of Financial Institutions ('DFI') issued a Supervisory Prompt Corrective Action Directive (the 'Directive') on March 26, 2008 which requires the Company and its Bank subsidiary (the 'Bank') to take one or more actions to recapitalize the Bank within 60 days or by May 26, 2008, as it has been categorized as 'undercapitalized.' Though the Company is working with Credit Suisse Securities (USA) LLC and Sandler O'Neill LLP to explore strategic alternatives, there is no assurance that these will be successful or that the Company will be able to implement a strategy to comply with the Directive. As part of its efforts to respond to the Directive, the Company has entered into a definitive purchase and sale agreement with CapitalSource TRS Inc. that provides for the purchase of substantially all of the Bank's assets, which include the Bank's participation interest in certain previously sold commercial real estate loans, the assumption of all the Bank's deposits, and the acquisition of all the Bank's branches. After giving effect to this proposed transaction, neither the Company nor the Bank is able to provide any assurances as to whether there will be any funds available to the Company, its creditors or its shareholders in view of the amount of the Bank's existing obligations and contingent claims. The Company has also deferred interest due on two obligations in connection with attempts to negotiate a comprehensive debt restructuring: 1) the 9% Trust Originated Preferred Securities (TOPRs) of Fremont General Financing I - ticker symbol FMT PR; and 2) Series B 7.875% Senior Notes due March 2009. The Company is delayed in filing its December 31, 2007 Form 10-K with the Securities and Exchange Commission ('SEC') and is not able to determine when it will be able to file. The delay is attributable to ongoing reviews that may result in additional reserves, write-downs, or adjustments to the Company's Bank subsidiary's regulatory capital, which could have an adverse effect on the Company's financial condition, results of operations, and business. As a result of the delayed Form 10-K filing, the Company will also not be able to hold its combined 2007 and 2008 annual meeting of shareholders by the April 30, 2008 date previously agreed to with NYSE Regulation. 1. The Exchange's Listed Company Manual, Sections 802.01C, states, in part, that the Exchange would normally give consideration to delisting a security of either a domestic or non-U.S. issuer when: average closing price of a security is less than $1.00 over a consecutive 30 trading-day period. 2. The Exchange, on April 14, 2008, determined that the Securities should be suspended from trading before the opening of the trading session on April 17, 2008, and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the Exchange. The Company was notified by letter on April 14, 2008. 3. Pursuant to the above authorization, a press release was issued on April 14, 2008, and an announcement was made on the 'ticker' of the Exchange at the opening and at the close of the trading session on April 15, 2008 and other various dates of the proposed suspension of trading in the Securities. Similar information was included on the Exchange's website. Trading in the Securities on the Exchange was suspended before the opening of the trading session on April 17, 2008. 4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist the Securities, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination. The Company did not file such request within the specific time period.